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                                 EXHIBIT 99.6
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Prospectus Supplement

                          FINGER LAKES BANCORP, INC.

                       SAVINGS BANK OF THE FINGER LAKES
                              401(K) SAVINGS PLAN

     Finger Lakes Bancorp, Inc. is providing this prospectus supplement to participants in the Savings Bank of the Finger Lakes 401(k) Savings Plan ("401(k) Plan"). As a participant in this 401(k) plan, you may direct the trustee of the 401(k) plan to purchase common stock of Finger Lakes Bancorp, Inc. in its stock offering with amounts allocated to your account under the 401(k) plan. If you cannot acquire all the common stock you want in the stock offering, the trustee of the 401(k) plan will apply the amounts which were not used to acquire common stock in the stock offering among the funds in which your account is invested in proportion to your current investment allocation percentages.

     The prospectus of Finger Lakes Bancorp, Inc. dated _____________, 2000 attached to this prospectus supplement includes detailed information with respect to the offering and the financial condition, results of operations and business of Savings Bank of the Finger Lakes. You should read this prospectus supplement, which provides information with respect to the 401(k) plan, together with the prospectus.

                             ____________________

     For a discussion of risks that you should consider, see "Risk Factors" beginning on page __ of the prospectus.

     The interests in the 401(k) plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

     The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     The 401(k) plan's investment in common stock is subject to loss.

     The date of this prospectus supplement is ___________, 2000.
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                               TABLE OF CONTENTS

THE OFFERING........................................................................   1
     Securities Offered.............................................................   1
     Election to Purchase Common Stock in the Offering; Priorities..................   1
     Value of 401(k) Plan Assets....................................................   2
     Method of Directing Transfer...................................................   2
     Time for Directing Transfer....................................................   2
     Irrevocability of Transfer Direction...........................................   2
     Direction to Purchase Common Stock After the Offering..........................   3
     Purchase Price of Common Stock.................................................   3
     Nature of a Participant's Interest in the Common Stock.........................   3
     Voting Rights of Common Stock..................................................   3

DESCRIPTION OF THE 401(k) PLAN......................................................   4
     Introduction...................................................................   4
     Eligibility and Participation..................................................   4
     Contributions Under the 401(k) Plan............................................   5
     Limitations on 401(k) Plan Contributions.......................................   5
     Investment of Contributions and Account Balances...............................   7
     Benefits Under the 401(k) Plan.................................................  11
     Withdrawals and Distributions From the 401(k) Plan.............................  11
     Trustee........................................................................  12
     Plan Administrator.............................................................  13
     Reports to 401(k) Plan Participants............................................  13
     Amendment and Termination......................................................  13
     Merger, Consolidation or Transfer..............................................  13
     Federal Income Tax Consequences................................................  14
     Additional Employee Retirement Income and Security Act Considerations..........  18
     Securities and Exchange Commission Reporting and Short-Swing Profit Liability..  19
     Financial Information Regarding 401(k) Plan Assets.............................  20

LEGAL OPINION.......................................................................  20

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                                 THE OFFERING

Securities Offered

     Finger Lakes Bancorp, Inc. is offering participation interests in the Savings Bank of the Finger Lakes 401(k) Savings Plan (the "401(k) plan"). The participation interests represent indirect ownership of Finger Lakes Bancorp, Inc.'s common stock through the 401(k) plan. The 401(k) plan may acquire up to 60,000 shares of Finger Lakes Bancorp, Inc. common stock in the offering. This will be in addition to shares of Finger Lakes Bancorp, Inc. which are received in exchange for shares of Finger Lakes Financial Corp. common stock it presently holds. The shares of common stock of Finger Lakes Financial Corp., will be exchanged for shares of Finger Lakes Bancorp, Inc. pursuant to the exchange ratio established in the reorganization and conversion of Finger Lakes Financial Corp. to stock holding company form, as is more fully discussed in the prospectus. In connection with the above, the name of the Finger Lakes Financial Corp. Stock Fund will be changed to the Finger Lakes Bancorp, Inc. Stock Fund (in this prospectus supplement, we will refer to the stock fund as the "Finger Lakes Stock Fund"). Only employees of Savings Bank of the Finger Lakes may become participants in the 401(k) plan. The common stock of Finger Lakes Bancorp, Inc. to be issued hereby is conditioned on the consummation of the conversion. Your investment in the common stock of Finger Lakes Bancorp, Inc. through the 401(k) plan in the offering is subject to the priorities listed below. Information with regard to the 401(k) plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Savings Bank of the Finger Lakes is contained in the attached prospectus. The address of the principal executive office of Savings Bank of the Finger Lakes is 470 Exchange Street, Geneva, New York 14456. Savings Bank of the Finger Lakes' telephone number is (315) 789-3838.

Election to Purchase Common Stock in the Offering; Priorities

     In connection with the conversion and stock offering, you may elect to transfer all or part of your account balances in the 401(k) plan to the Finger Lakes Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Finger Lakes Stock Fund will purchase common stock in accordance with your directions. In the event the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the 401(k) plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages). If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the 401(k) plan as previously directed by you.

     The shares of common stock are being offered for sale in the following priorities:

     (1) depositors of Savings Bank of the Finger Lakes with aggregate account balances of $50 or more as of December 31, 1998;

     (2) Savings Bank of the Finger Lakes's tax-qualified employee stock benefit plans, including the employee stock ownership plan and the 401(k) plan;

     (3) depositors of Savings Bank of the Finger Lakes with aggregate account balances of $50 or more as of March 31, 2000;

     (4) directors, officers and employees of Savings Bank of the Finger Lakes; and

     (5) the general public who hold shares of common stock of Savings Bank of the Finger Lakes with preference given to residents of the New York counties of Ontario, Seneca, Tompkins and Cayuga.

     To the extent you fall into one of these categories, you may use funds in your plan account to subscribe or pay for the common stock being acquired. Common stock so purchased will be placed in the Finger Lakes Stock Fund and allocated to your 401(k) plan account.

Value of 401(k) Plan Assets

     As of June 30, 2000, the market value of the assets of the 401(k) plan was approximately $763,912. The plan administrator informed each participant of the value of his or her account balance under the 401(k) plan as of June 30, 2000.

Method of Directing Transfer

     You will receive a form on which you can elect to transfer all or a portion of your account balance in the 401(k) plan to the Finger Lakes Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the 401(k) plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Finger Lakes Stock Fund), you should indicate that decision on the investment allocation form.

Time for Directing Transfer

     If you wish to purchase common stock with your 401(k) account balances, you must return your election form to Mary Raeman, Human Resources Manager, Savings Bank of the Finger Lakes, 470 Exchange Street, Geneva, New York 14456 no later than 12:00 noon on _________, 2000.

 Irrevocability of Transfer Direction

     You may not revoke your special election to transfer amounts credited to
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your account in the 401(k) plan to the Finger Lakes Stock Fund for the purchase
-------------------------------------------------------------------------------
of stock in the offering.  You
------------------------

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will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the investment funds, including the Finger Lakes Stock Fund, on a daily basis.

 Direction to Purchase Common Stock After the Offering

     Whether you choose to purchase stock in the offering, or attempt to purchase stock in the offering but are unable to do so because the offering is oversubscribed, you will also be able to purchase stock after the offering
                                                        -----
through your investment in the Finger Lakes Stock Fund. You may direct that a certain percentage of your account balance in the 401(k) plan be transferred to the Finger Lakes Stock Fund and invested in common stock, or to the other investment funds available under the 401(k) plan. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Finger Lakes Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Finger Lakes Bancorp, Inc.

 Purchase Price of Common Stock

     The trustee will use the funds transferred to the Finger Lakes Stock Fund to purchase common stock in the offering, except in the event of an oversubscription, as discussed above. The trustee will pay $7.00 per share, which will be the same price paid by all other persons in the offering.

     After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees associated with the purchase, sale or transfer of the common stock after the offering.

 Nature of a Participant's Interest in the Common Stock

     The trustee will hold the common stock, in trust, for the participants of the 401(k) plan. Shares of common stock acquired by the trustee at your direction will be allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

 Voting Rights of Common Stock

     The trustee generally will exercise voting rights attributable to all common stock held by the Finger Lakes Stock Fund as directed by participants with accounts invested in the fund. When stockholders have a right to vote on a matter, you will be allocated voting instruction rights reflecting your proportionate interest in the fund. The trustee will vote the common stock affirmatively and negatively on each matter, in proportion to the voting instructions the trustee receives from the participants.

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 DESCRIPTION OF THE 401(k) PLAN

 Introduction

     Savings Bank of the Finger Lakes adopted the Savings Bank of the Finger Lakes 401(k) Savings Plan, effective January 1, 1996, as a substitution and restatement of an existing retirement plan originally established January 1, 1985. The 401(k) plan is a tax-qualified plan that permits participants to defer current compensation to their account balances. The plan also permits participant direction of investment.

     Savings Bank of the Finger Lakes intends that the 401(k) plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Savings Bank of the Finger Lakes may amend the 401(k) plan from time to time in the future, as it sees fit or to maintain compliance with Federal law. Since the 401(k) plan is governed by the Employee Retirement Income Securities Act, Federal law provides you with various rights and protections as a participant in the 401(k) plan. Although the 401(k) plan is subject to many of the provisions of the Employee Retirement Income Security Act, your benefits under the 401(k) plan are not governed by the Pension Benefit Guaranty Corporation.

     Reference to full text of plan. The following statements are summaries of
     ------------------------------
certain provisions of the 401(k) plan. They are not complete and are qualified in their entirety by the full text of the 401(k) plan. You may obtain a copy of the 401(k) plan by filing a request with Savings Bank of the Finger Lakes, c/o Savings Bank of the Finger Lakes, Attention: Mary Raeman, Human Resources Manager, 470 Exchange Street, Geneva, New York 14456. We urge each employee to read carefully the full text of the 401(k) plan.

 Eligibility and Participation

     Any employee of Savings Bank of the Finger Lakes is eligible to become a participant in the 401(k) plan on the first day of the month following attainment of age 21 and completion of one "year of service" during which an employee completes at least 1000 hours of service with Savings Bank of the Finger Lakes. The 401(k) plan year is January 1 to December 31.

     As of June 30, 2000, there were 73 employees eligible to participate in the 401(k) plan and 59 employees participating by making elective deferral contributions.

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 Contributions Under the 401(k) Plan

     401(k) plan contributions.  As a participant in the 401(k) plan, you are
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permitted to defer any whole percentage (not less than 1% nor more than 15%) of your compensation on a pre-tax basis, subject to the limitations of the Internal Revenue Code and to have that amount contributed to the 401(k) plan on your behalf. For purposes of the 401(k) plan, "compensation" means, generally, your total compensation reported on Internal Revenue Service Form W-2, plus pre-tax contributions made to this 401(k) plan or a section 125 cafeteria plan. In 2000, the maximum amount of your annual salary that can be taken into account under the 401(k) plan is limited to $170,000. Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment. You may elect to modify the amount contributed to the 401(k) plan by filing a new elective deferral agreement with the 401(k) plan administrator which will be effective the first day of the following month.

     Employer contributions.  Savings Bank of the Finger Lakes may make
     ----------------------
discretionary contributions to the 401(k) plan, which are allocated to eligible employees based on the ratio of such employees annual compensation as of the last day of the plan year to the total of such compensation for all eligible employees. On and after January 1, 1996, Matching Contributions will not be made to the 401(k) Plan.

 Limitations on 401(k) Plan Contributions

     Limitation on employee salary deferrals.  The amount of your elective
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deferral contributions may not currently exceed $10,500 per calendar year.  The
Internal Revenue Service will periodically increase this annual limitation. If you defer salary in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the distribution is made.

     Limitations on annual additions and benefits.  The contributions and
     --------------------------------------------
forfeitures you receive under the 401(k) plan and employee stock ownership plan, in the aggregate, cannot exceed the lesser of $30,000 or 25% of your compensation, as defined in the 401(k) plan. To the extent contributions and forfeitures exceed these limitations, the plan administrator will reallocate discretionary contributions in the same manner as initial allocations of discretionary contributions to these eligible employees to whom the limitations do not apply for the year. The discretionary contributions shall be limited if there are no remaining eligible employees.

     If you are also covered under Savings Bank of the Finger Lakes's employee stock ownership plan and annual additions exceed the maximum permissible amount, the plan administrator will reduce your contributions under the 401(k) plan, so that the total annual additions do not exceed the maximum permissible amount.
If discretionary contributions and

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elective deferral contributions are both made to the plan in the year that the excess occurs, discretionary contribution shall be reduced before elective deferral contribution.

     Limitation on plan contributions for highly compensated employees.  The
     -----------------------------------------------------------------
Internal Revenue Code limits the amount of elective deferral contributions that may be made to the 401(k) plan in any plan year on behalf of highly compensated employees in relation to the amount of elective deferral contributions made by or on behalf of all other employees eligible to participate in the 401(k) plan. Specifically, the actual deferral percentage, i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's elective deferral contribution, if any, for the plan year over the employee's compensation, must meet either of the following tests:

     (1) the actual deferral percentage of the eligible highly compensated employees is not more than 125% of the actual deferral percentage of all other eligible employees; or

     (2) the actual deferral percentage of the eligible highly compensated employees is not more than 200% of the actual deferral percentage of all other eligible employees, and the excess of the actual deferral percentage for the eligible highly compensated employees over the actual deferral percentage of all other eligible employees is not more than two percentage points.

     Similarly, the actual contribution percentage, i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the plan year over the employee's salary, must meet either of the following tests:

     (1) the actual contribution percentage of the eligible highly compensated employees is not more than 125% of the actual contribution percentage of all other eligible employees; or

     (2) the actual contribution percentage of the eligible highly compensated employees is not more than 200% of the actual contribution percentage of all other eligible employees, and the excess of the actual contribution percentage for the eligible highly compensated employees over the actual contribution percentage of all other employees is not more than two percentage points.

     Example: If the actual deferral percentage of non-highly compensated employees is 4%, the actual deferral percentage of highly compensated employees cannot exceed 6%. Alternatively, if the actual deferral percentage of non-highly compensated employees is 10%, the maximum deferral percentage of highly compensated employees cannot exceed 12.5%.

     In general, for plan years beginning in 1998, a highly compensated employee includes:

     (1) an employee who, during the plan year or the preceding plan year, was at any time a 5% owner of the stock of Finger Lakes Bancorp, Inc., (formerly, Finger Lakes Financial Corp.) or stock possessing more than 5% of the total combined voting power of all stock of Finger Lakes Bancorp, Inc. (formerly, Finger Lakes Financial Corp.); or

     (2) an employee who, for the preceding plan year, received salary from Savings Bank of the Finger Lakes in excess of $80,000, and, if Savings Bank of the Finger Lakes elects for a plan year, was in the group consisting of the top 20% of employees when ranked on the basis of salary paid during the plan year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

     The trustee will distribute amounts contributed by highly compensated employees that exceed the actual deferral percentage limitation in any plan year, together with any income allocable. These contributions must be distributed before the close of the following plan year, first to highly compensated employees with the greatest dollar amount of deferrals, until the plan satisfies the actual deferral percentage test. Moreover, Savings Bank of the Finger Lakes will be subject to a 10% excise tax on these contributions unless, together with any income allocable thereto, they either are re-characterized or are distributed before the close of the first 2- 1/2 months following the plan year to which the contributions relate. In addition, the trustee will distribute any contributions by highly compensated employees that exceed the actual contribution percentage limitation in any plan year, together with any income allocable thereto, before the close of the following plan year. A 10% excise tax will also be imposed on Savings Bank of the Finger Lakes with respect to these contributions, unless such contributions, plus any income allocable thereto, are distributed within 2- 1/2 months following the close of the plan year in which they arose.

 Investment of Contributions and Account Balances

     All amounts credited to your accounts under the 401(k) plan are held in the plan trust which is administered by the trustee appointed by Savings Bank of the Finger Lakes' board of directors.

     Participants in the 401(k) Plan are provided the opportunity to direct the investment of your accounts into one of the following funds:

A.   RSGroup Trust Company Stable Value Fund
B.   RSI Retirement Trust Actively Managed Bond Fund
C.   RSGroup Trust Company Conservative Asset Allocation Fund
D.   RSGroup Trust Company Moderate Asset Allocation Fund
E.   RSGroup Trust Company Aggressive Asset Allocation Fund
F.   RSI Retirement Trust Value Equity Fund

G.   RSI Retirement Trust Core Equity Fund
H.   Janus Aspen Growth Portfolio
I.   American Century Value Fund
J.   RSI Retirement Trust International Equity Fund
K.   RSI Retirement Trust Emerging Growth Equity Fund
L.   Finger Lakes Stock Fund

     You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. Generally, if you make an election to direct investment of assets into the Finger Lakes Stock Fund, you may change your investment at any time. This may be done by a telephone transfer in accordance with established procedures to dispose of a 401(k) plan investment and reinvest the net proceeds in an alternative investment under the 401(k) plan. The proceeds of the sale, net of expenses, will be allocated to your account and reinvested in accordance with your election. If you make a special election to invest all or a portion of your account (other than amounts presently invested in the Finger Lakes Stock Fund) towards the purchase of Finger Lake Bancorp, Inc. common stock in the offering, you will not be able to change this investment election until the stock offering is concluded.

Therefore you should carefully consider whether to allocate any portion of your account to the purchase of stock in the offering.

     Performance History

     The following table provides performance data with respect to the investment funds available under the 401(k) plan:

        Net Investment Performance - Fund Returns through June 30, 2000
        ---------------------------------------------------------------

                                                                      Annualized
                                                        --------------------------------------
                                              YTD       1 Yr.     3 Yr.       5Yr.      10 Yr.
A.     Stable Value Fund                     1.50%      6.00%       n/a        n/a       6.03%
B.     Actively Managed Bond Fund            1.11%      2.35%      5.46%      5.63%      7.57%
C.     Conservative Asset Allocation Fund    1.34%      8.21%       n/a        n/a      11.12%
D.     Moderate Asset Allocation Fund        1.18%     12.67%       n/a        n/a      17.21%
E.     Aggressive Asset Allocation Fund      1.27%     15.84%       n/a        n/a      21.49%
F.     Value Equity Fund                     0.33%      4.98%     16.92%     22.22%     15.28%
G.     Core Equity Fund                      3.40%     10.42%     19.72%     23.22%     16.74%
H.     Janus Aspen Growth Portfolio         -6.60%     24.97%     28.73%     26.37%     21.87%
I.     American Century Value Fund          -1.56%     15.71%      3.71%     11.89%     12.49%
J.     International Equity Fund            -1.91%     21.47%      8.85%     12.68%      8.34%
K.     Emerging Growth Equity Fund          -2.29%     68.90%     24.43%     24.53%     20.73%
L.     Finger Lakes Stock Fund             -10.94%    -30.43%      5.45%     19.38%       n/a

-------------------


     The following is a description of each of the 401(k) plan's eleven investment funds:

     Actively Managed Bond Fund. The RSI Retirement Trust Actively Managed Bond Fund seeks principal appreciation and income return over time by investing in high-quality fixed income securities. The Fund is appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing only in common stocks. Historically, the price of bonds has fluctuated less than the price of common stocks.

     Conservative Asset Allocation Fund.   The RSGroup Trust Company
Conservative Asset Allocation Fund is an asset allocation fund that seeks preservation of principal with a modest opportunity for growth. The Fund's target allocation is 40% stocks (15% Core Equity, 15% Value Equity, 5% Emerging Growth and 5% International Equity) and 60% bonds. The fund is appropriate for investors with a long-term investment horizon.

     Moderate Asset Allocation Fund. The RSGroup Trust Company Moderate Asset Allocation Fund is an asset allocation fund that seeks significant long-term growth. The fund's target allocation is 60% stocks (20% Core Equity, 20% Value Equity, 10% Emerging Growth and 10% International Equity) and 40% bonds. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

     Aggressive Asset Allocation Fund. The RSGroup Trust Company Aggressive Asset Allocation Fund is an asset allocation fund that is likely to exceed other asset allocation funds in long-term growth. The Fund's target allocation is 75% stocks (25% Core Equity, 25% Value Equity, 12.5% Emerging Growth, and 12.5% International Equity) and 25% bonds.

     Value Equity Fund. The RSI Retirement Trust Value Equity Fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of financially strong, medium-to-large sized companies with below market price-to-earnings ratios. The Fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

     Core Equity Fund. The RSI Retirement Core Equity Fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of high-quality, medium-to-large sized companies with attractive earnings potential and valuations. The Fund is appropriate for investors with a long-term investment horizon.

     Janus Aspen Growth Portfolio. The Janus Aspen Growth Portfolio seeks long-term growth of capital by investing primarily in common stocks, with an emphasis on companies with larger market capitalizations. The Fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

     American Century Value Fund. The American Century Value Fund seeks long-term capital growth by investing in securities that management believes to be undervalued at the time of purchase. The Fund is appropriate for investors with
a long-term investment horizon.    Stocks require a long investment period
because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

     International Equity Fund. The RSI Retirement Trust International Equity Fund seeks capital appreciation by investing primarily in stocks of companies that are headquartered in foreign countries. The Fund is appropriate for investors with a long-term investment horizon. There are special risks associated with an investment in this Fund including fluctuations in exchange rates and political uncertainty.

     Emerging Growth Equity Fund.    The RSI Retirement Trust International
Equity Fund seeks capital appreciation by investing in quality growth stocks of smaller, relatively new companies that demonstrate higher than average potential for earnings growth. The Fund is appropriate for investors with a long-term investment horizon who are willing to accept greater short-term changes in value for the potential of a higher long-term return. Small company equities require a longer investment period because their higher historical returns relative to equities of larger companies have been accompanied by greater price fluctuations.

     Finger Lakes Stock Fund. The Finger Lakes Stock Fund will consist primarily of investments in common stock of Finger Lakes Bancorp, Inc. The trustee will use all amounts reallocated to the Finger Lakes Stock Fund in the special election to acquire shares in the offering. Shares of Finger Lakes Financial Corp. which were held in the Finger Lakes Stock Fund prior to the conversion and offering will be converted into shares of common stock of Finger Lakes Bancorp, Inc., in accordance with the exchange ratio. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Finger Lakes Stock Fund, including cash dividends paid on common stock held in the Finger Lakes Stock Fund, to purchase shares of common stock of Finger Lakes Bancorp, Inc. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Finger Lakes Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the 401(k) plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

     As of the date of this prospectus supplement, none of the shares of common stock of Finger Lakes Bancorp. Inc. have been issued or are outstanding. However, shares of its predecessor Finger Lakes Financial Corp. have been actively traded on an established market since 1998. The historical performance of the Finger Lakes Stock Fund is set forth in the table above. Performance of the Finger Lakes Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of Finger Lakes Bancorp, Inc. and Savings Bank of the Finger Lakes and market conditions for the common stock generally.

     For a discussion of risks that you should consider, see "Risk Factors" beginning on page __ of the prospectus.

Benefits Under the 401(k) Plan

     Vesting.  At all times, you have a fully vested, nonforfeitable interest in
     -------
your elective deferral contributions and earnings under the 401(k) plan. You are vested in any employer matching contributions and discretionary contributions, in accordance with the following schedule:

                Years of Service        Vesting Percentage
                ----------------        ------------------
                  Less than 2                   0%
                      2                        20%
                      3                        40%
                      4                        60%
                      5                        80%
                  6 or more                   100%

     You are also 100% vested in employer matching contributions, if any, and discretionary contributions made to your account, regardless of your years of employment, upon attainment of your normal or early retirement age (as defined by the 401(k) plan), your death or total and permanent disability. Any non-vested employer contributions which are forfeited shall be treated as discretionary contributions and allocated as such.

Withdrawals and Distributions from the 401(k) Plan

     Federal law requires the 401(k) plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the 401(k) plan prior to your termination of employment with Savings Bank of the Finger Lakes. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59-1/2, regardless of whether the withdrawals occur during your employment with Savings Bank of the Finger Lakes or after termination of employment.

     Withdrawals prior to termination of employment.  You may withdraw your
     ----------------------------------------------
employee elective deferral contributions, matching contributions (if any), discretionary contributions and rollover contributions prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the plan. These requirements insure that you have a true financial need before you make a withdrawal.

     In addition, once you attain age 59-1/2, you may withdraw all or any portion of your vested account, provided that you may make only one such withdrawals in any 12-month period.

     Finally, you may receive a loan from the 401(k) plan of a portion of your account balance, not to exceed the lesser of (i) $50,000 (reduced by your highest outstanding loan balance in the last 12 months); or (ii) one-half of your vested account balance (reduced by any outstanding loan balance on the date of the new loan), provided that, in the latter case, you may borrow up to $10,000 (reduced by any outstanding loan balance on the date of the new loan), if that is greater than one-half of your vested account balance.

     Distribution upon termination of employment or disability.  Payment of your
     ---------------------------------------------------------
benefits upon your normal or early retirement (as defined under the 401(k)plan), disability, or other termination of employment shall be made in a single-sum payment or in installments, over a fixed period, which period can not exceed 10 years or the life expectancy of the participant, whichever is longer. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account. You may elect to receive your distribution payable from the Finger Lakes Stock Fund in shares of Finger Lakes Bancorp, Inc. common stock.

     Distribution upon death.  If you die prior to the benefit commencement date
     -----------------------
for retirement, disability or termination of employment, your benefit will be paid to your surviving spouse or other properly designated beneficiary in a lump sum or installments over a period not to exceed 10 years or your designated beneficiary's life expectancy. If no election is in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of a lump sum or installments over a period not to exceed 5 years. If you die after distribution of your interest has begun, the remaining portion of such interests will continue to be distributed as rapidly as under the method of distribution being used prior to your death.

     Nonalienation of benefits.  Except for Federal income tax withholding or a
     -------------------------
qualified domestic relations order, your benefits payable under the 401(k) plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Trustee

     The trustee of the Savings Bank of the Finger Lakes 401(k) Savings Plan is RSGroup Trust Company. The trustee receives, holds and invests the contributions to the 401(k) plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the 401(k) plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Plan Administrator

     The 401(k) plan is administered by the plan administrator. Savings Bank of the Finger Lakes is the 401(k) plan administrator. The address of the 401(k) plan administrator is 470 Exchange Street, Geneva, New York 14456, and its telephone number is (315) 789-3838. The 401(k) plan administrator is responsible for the administration of the 401(k) plan, interpretation of the provisions of the 401(k) plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) plan, maintenance of 401(k) plan records, books of account and all other data necessary for the proper administration of the 401(k) plan, preparation and filing of all returns and reports relating to the 401(k) plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

 Reports to 401(k) Plan Participants

     The plan administrator will furnish you with a quarterly statement showing:

     (1) the current market value of each fund as of the end of the quarter; and

     (2) the amount of contributions and earnings allocated to your account for that period.

Amendment and Termination

     It is the intention of Savings Bank of the Finger Lakes to continue the 401(k) plan indefinitely. Nevertheless, Savings Bank of the Finger Lakes may terminate the 401(k) plan at any time. If the 401(k) plan is terminated in whole or in part, then regardless of other provisions in the 401(k) plan, you will have a fully vested interest in your accounts. Savings Bank of the Finger Lakes reserves the right to make, from time to time, any amendment or amendments to the 401(k) plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Savings Bank of the Finger Lakes may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

Merger, Consolidation or Transfer

     In the event of the merger or consolidation of the 401(k) plan with another 401(k) plan, or the transfer of the trust assets to another plan, the 401(k) plan requires that you would, if either the 401(k) plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the plan had then terminated.

Federal Income Tax Consequences

     The following is a summary of the material Federal income tax aspects of the 401(k) plan. However, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under state and local income tax laws may not be the same as under the Federal income tax laws. You are urged to consult your tax advisors with respect to any distribution from the 401(k) plan and transactions involving the 401(k) plan.

     The 401(k) plan is tax-qualified and the related trust is exempt from tax under the Internal Revenue Code. As a result, the 401(k) plan is afforded special tax treatment which include the following:

     (1) Savings Bank of the Finger Lakes is allowed an immediate tax deduction for the amount contributed to the 401(k) plan each year;

     (2) you pay no current income tax on amounts contributed by Savings Bank of the Finger Lakes on your behalf; and

     (3) earnings of the 401(k) plan are tax-exempt, thereby permitting the tax-free accumulation of income and gains on investments.

     The 401(k) plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the effective date of any change in the law. Savings Bank of the Finger Lakes expects to timely adopt any amendments to the 401(k) plan that may be necessary to maintain the qualified status of the 401(k) plan under the Internal Revenue Code.

     Assuming that the 401(k) plan is administered in accordance with the requirements of the Internal Revenue Code, participation in the 401(k) plan under existing Federal income tax laws will have the following effects:

     (1) The contributions to your account and the investment earnings on the account are not includable in your Federal taxable income until the contributions or earnings are actually distributed or withdrawn from the 401(k) plan. Special tax treatment may apply to the taxable portion of any distribution that includes common stock or qualifies as a lump-sum distribution, as described below; and

     (2) Income earned on assets held by the trust will not be taxable to the trust.

     Lump-sum distribution.  A distribution from the 401(k) plan to you or your
     ---------------------
beneficiary will qualify as a lump-sum distribution if it:

     (1) is made within one calendar year;

     (2) is on account of your death, disability or separation from service, or after you attain age 59-1/2; and

     (3) consists of your balance under this 401(k) plan and all other profit sharing plans, if any, maintained by Savings Bank of the Finger Lakes. The portion of any lump-sum distribution that is required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution less the amount of after-tax contributions, if any, made by you to this or any other profit sharing plan maintained by Savings Bank of the Finger Lakes which is included as part of the lump-sum distribution.

     Averaging rules.  The portion of the total taxable amount of a lump-sum
     ---------------
distribution that is attributable to participation after 1973 in the 401(k) plan or in any other profit-sharing plan maintained by Savings Bank of the Finger Lakes, referred to as the ordinary income portion, will be taxable generally as ordinary income for Federal income tax purposes.

      For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the 401(k) plan treated as a long-term capital gain and taxed at a rate of 20%.

     Common stock included in lump-sum distribution.  If a lump-sum distribution
     ----------------------------------------------
includes common stock, the distribution generally will be taxed in the manner described above under lump-sum distributions, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the net unrealized appreciation is the excess of the value of such common stock at the time of the distribution over the cost or other basis to the trust.

          Example: Assume the 401(k) plan purchases 100 shares of common stock in the offering at $10 per share. Ten dollars would be the cost basis of the stock to the 401(k) plan. If the 401(k) plan distributes the common stock to you in a lump-sum distribution when the stock is trading at $18 per share, you will be taxed in the year of distribution on the $10 cost basis of the stock to the 401(k) plan. The additional $8 per share, or the net unrealized appreciation, will not be taxed until you sell the stock.

     The tax basis of such common stock for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation.

          Example: Assuming the same facts as above, your cost basis in the stock is $10, which is the $18 value of the stock at the time of distribution minus the $8 of net unrealized
                                         -----
                    appreciation.

     Any gain on a sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, mid-term or long-term capital gain depending upon the length of the holding period of the common stock.

          Example: Assume you sell 50 shares of the stock in January, seven months after you receive the distribution, for $20 per share. You will be taxed as follows: You will not be taxed again on the $10 cost basis you recognized as income at the time of distribution. The $8 in net unrealized appreciation will be taxed at long-term capital gains rates. However, the $2 appreciation in the value of the stock that occurred since the distribution will be taxed at short-term capital gains rates since you have only held the stock for seven months following its distribution to you.

     As a recipient of a distribution, you may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the Internal Revenue Service.

     Contribution to another qualified plan or to an individual retirement
     ---------------------------------------------------------------------
account.  You may defer Federal income taxation of all or any portion of the
-------
total taxable amount of a lump-sum distribution, including the proceeds from the sale of any common stock included in the lump-sum distribution, to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by you, to another qualified plan or to an individual retirement account. If less than the total taxable amount of a lump-sum distribution is contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, the amount not so contributed must be included in your income for Federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment.

          Example: You receive a distribution of 500 shares of stock and $3,000 cash from the 401(k) plan on June 30. If you intend to roll your distribution over to another tax qualified plan or individual retirement account, you must do so no later than August 29, which is 60 days after you received the distribution. If you roll over all the stock but none of the cash, you must include the $3,000 cash in your income for the calendar year in which the distribution is made to you.

     You generally may defer the Federal income taxation of any portion of any other distribution made on account of your disability or separation from service, if the amount is distributed within one taxable year, and is contributed, within 60 days after the date of its receipt by you, to an individual retirement account.

     Effective January 1, 1993, you have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another qualified plan or to an individual retirement account. If you do not elect to have an eligible rollover distribution transferred directly to another qualified plan or to an individual retirement account, the distribution will be subject to a mandatory Federal withholding tax equal to 20% of the taxable distribution. An eligible rollover distribution means any amount distributed from the 401(k) plan except:

     (1) a distribution that is (a) one of a series of substantially equal periodic payments made, not less frequently than annually, over your life or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more;

     (2) any amount that is required to be distributed under the minimum distribution rules; and

     (3) any other distributions excepted under applicable Federal law.

     If your beneficiary is your surviving spouse, he or she also may defer Federal income taxation of all or any portion of a distribution from the 401(k) plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by your surviving spouse, to an individual retirement account. If all or any portion of the total taxable amount of a lump-sum distribution is contributed by your surviving spouse to an individual retirement account within the applicable 60-day period, any subsequent distribution from the individual retirement account will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by your surviving spouse that is not contributed to another qualified plan or to an individual retirement account within the applicable 60-day period and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for Federal tax purposes in the year in which it is received.

     Additional Tax on Early Distributions.  If you receive a distribution from
     -------------------------------------
the 401(k) plan prior to attaining age 59-1/2, it will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is:

     (1) made to a beneficiary, or to your estate, on or after your death;

     (2) attributable to your disability;

     (3) part of a series of substantially equal periodic payments not less frequently than annually made for your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary;

     (4) made to you after separation from service on account of early retirement under the 401(k) plan after attainment of age 55;

     (5) made to pay medical expenses to the extent deductible for Federal income tax purposes;

     (6) made to an alternate payee pursuant to a qualified domestic relations order; or

     (7) made to effect the distribution of excess contributions or excess deferrals.

Additional Employee Retirement Income and Security Act Considerations

     As noted above, the 401(k) plan is subject to certain provisions of the Employee Retirement Income Security Act, including special provisions relating to control over the 401(k) plan's assets by participants and beneficiaries. The 401(k) plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of the Employee Retirement Income Security Act of 1974 relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the plan administrator, or the plan's trustee is liable under the fiduciary responsibility provision of the Employee Retirement Income Security Act for any loss which results from your exercise of control over the assets in your 401(k) plan account.

     Because you will be entitled to invest all or a portion of your account balance in the 401(k) plan in Finger Lakes Bancorp, Inc. common stock, the regulations under section 404(c) of the Employee Retirement Income Security Act require that the 401(k) plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by the Employee Retirement Income Security Act. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Accordingly, the 401(k) plan committee designates Mary Raeman, Human Resources Manager of Savings

Bank of the Finger Lakes, as the person to whom your investment instructions should be returned. Ms. Raeman will transfer your investment instructions directly to RSGroup Trust Company, the plan's trustee. In the case of an event that involves a potential for undue employer influence such as a tender offer, you will be instructed to return your instructions directly to RS Group Trust Company.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

     Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Finger Lakes Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Finger Lakes Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of Finger Lakes Bancorp, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Finger Lakes Bancorp, Inc. stock fund of the 401(k) plan by officers, directors and persons beneficially owning more than 10% of the common stock of Finger Lakes Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

     In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Finger Lakes Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Finger Lakes Bancorp, Inc.'s common stock resulting from non-exempt purchases and sales of Finger Lakes Bancorp, Inc. common stock within any six-month period.

     The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

     Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the 401(k) plan for six months following such distribution and are prohibited from directing additional purchases of units within the Finger Lakes Bancorp, Inc. stock fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

     Unaudited financial statements representing the net assets available for 401(k) plan benefits at June 30, 2000, are attached to this prospectus supplement.

                                 LEGAL OPINION

     The validity of the issuance of the common stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Finger Lakes Bancorp, Inc. in connection with Finger Lakes Bancorp, Inc.'s stock offering.

                       SAVINGS BANK OF THE FINGER LAKES

              Statement of Net Assets Available for Plan Benefits
                             with Fund Information

                                 June 30, 2000



                                          Actively  Conservative  Moderate   Aggressive                             Janus
                               Stable     Managed      Asset        Asset       Asset       Value        Core         Aspen
                               Value        Bond     Allocation  Allocation   Allocation    Equity      Equity       Growth
                                Fund        Fund        Fund        Fund         Fund        Fund        Fund       Portfolio
                             ----------  ----------  ----------  -----------  ----------  ----------  -----------  -----------
Assets
------
Investments                  $30,228.25  $28,379.90  $38,077.32  $108,443.54  $87,114.92  $10,490.79  $110,107.98  $136,098.48

                               American                  Emerging      Finger
                               Century   International    Growth       Lakes
                                Value       Equity        Equity       Stock        Loan
                                Fund         Fund          Fund        Fund         Fund
                              ---------  -------------  ----------  -----------  ----------
Assets
------
Investments                   $3,175.81      $2,463.74  $19,620.75  $166,751.39  $20,974.87


Total Value of Accounts                   $761,927.74


Total Assets                              $763,912.00

Liabilities                               $         0
-----------                               -----------

Net Assets Available for Plan Benefits    $763,911.98
                                          ===========